Exhibit 99.1

Playboy Awarded $81 Million in Damages in Arbitration Against Former Licensee

LOS ANGELES, September 8, 2025 (GLOBE NEWSWIRE) -- Playboy, Inc. (NASDAQ: PLBY) (the “Company” or “Playboy”), one of the most recognizable and iconic brands in the world, announced today that it has prevailed in its arbitration against its terminated licensee, New Handong Investment (Guangdong) Co., Ltd. (“New Handong”), and has been awarded damages of approximately $81 million, including accrued interest.

As previously described in further detail in the Company’s periodic reports, including in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the U.S. Securities and Exchange Commission on August 12, 2025, on February 8, 2024, a wholly-owned subsidiary of Playboy, Playboy Enterprises International, Inc. (together with certain of its wholly-owned subsidiaries, “PEII”), initiated arbitration in the Hong Kong International Arbitration Centre (the “Arbitration”) against New Handong relating to PEII’s termination of its license agreement with New Handong due to ongoing, uncured material breaches by New Handong.

On September 5, 2025, the Arbitration tribunal (the “Tribunal”) issued its binding, non-appealable decision (the “Decision”) in the Arbitration, including the following:

•the termination notice issued by PEII was found to be lawful and effective;
•New Handong was ordered to cease any further use of Playboy’s property and materials, including but not limited to the production, sale, or distribution of Playboy products; and
•New Handong is required to make payments to PEII for guaranteed royalties outstanding at the time of termination, a termination fee, and unpaid marketing expenses, plus interest thereon, and certain other fees and expenses, totaling approximately $81 million.
The Tribunal rejected all of New Handong’s counterclaims as well as certain other claims brought by PEII.

Playboy’s Chief Executive Officer and President, Ben Kohn, said, “We believe justice has been served with this ruling by the Hong Kong Arbitration Tribunal. Playboy is one of the most recognizable brands in the world and the award highlights the value of the brand. Playboy will continue to vigorously protect its official licensed partners, brand and intellectual property worldwide.”

New Handong has until September 20, 2025, to make full payment of the damages awarded. Playboy intends to pursue all appropriate enforcement actions against New Handong but cannot provide assurance that it will be able to collect any or all monetary damages from New Handong.

About Playboy, Inc.

Playboy, Inc. is a global pleasure and leisure company connecting consumers with products, content, and experiences that help them lead happier, more fulfilling lives. Playboy is one of the most recognizable brands in the world, with products and content available in approximately 180 countries. Playboy’s mission — to create a culture where all people can pursue pleasure — builds upon over 70 years of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right. Learn more at http://www.playboy.com and https://investors.playboy.com.

Forward-Looking Statements

This press release includes forward-looking statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. In particular, these include, but are not limited to, statements relating to enforcement of the Decision, as well as the potential for, or outcome of, any other related legal proceedings, the cessation of infringing activities by New Handong and its affiliates, the collection of all amounts awarded to the Company’s subsidiaries pursuant to the Decision, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. These forward-looking statements are not guarantees of future performance, involve or rely on a number of risks, uncertainties, and assumptions that are difficult to predict or are beyond the Company’s control, and reflect Company management’s beliefs and assumptions based on information available at the time the statements were made. The Company cautions you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by such forward-looking statements and that any or all of such forward-looking statements may turn out to be inaccurate or incorrect. Forward-looking statements can be affected by inaccurate assumptions and by known or unknown risks and uncertainties, including the ultimate outcome of pending legal proceedings and the Company’s inability to enforce or collect the amount awarded in the Arbitration. All forward-looking statements made by the Company and its management are expressly qualified by these cautionary statements. Although forward-looking statements reflect the Company’s good faith beliefs at the time the statements were made, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual outcomes to differ materially from anticipated future outcomes expressed or implied by such forward-looking statements. In addition, the Company does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this press release, or otherwise.

Contact:
Investors: FNK IR – Rob Fink / Matt Chesler, CFA – investors@playboy.com
Media: press@playboy.com

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